Exhibit 10(r)
TERMS AND PROVISIONS RELATING TO
RESTRICTED STOCK AWARDS
UNDER THE
FLORIDA EAST COAST INDUSTRIES, INC.
2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JUNE 2, 2005)
Dated: __________, 2007

     The Board of Directors of Florida East Coast Industries, Inc. (the “Corporation”) previously authorized and approved the Florida East Coast Industries, Inc. 2002 Stock Incentive Plan, as amended and restated effective June 2, 2005 (the “Plan”), which was approved by the shareholders of the Company. The Committee has approved an award to the Participant designated in a Notice of Restricted Stock Award of the Company’s Common Stock (a “Notice”), conditioned upon the Participant’s acceptance of the terms and conditions set forth in the Notice and the provisions contained herein within 60 days after the Notice is delivered to the Participant for review.
     The following Terms and Provisions Relating to Restricted Stock Awards under the Plan (“Terms”) set forth the terms applicable to Restricted Stock Awards granted to Participants under the Plan on or after February 21, 2007, and these Terms are incorporated by reference into each Notice of Restricted Stock Award issued to a Participant on or after such date, except to the extent such Notice expressly provides otherwise. In the event of any conflict between these Terms and either the Notice or the Plan, the Notice or Plan, as applicable, shall control over these Terms.
     Capitalized terms used but not defined in the Notice and these Terms shall have the meanings set forth in the Plan, unless such term is defined in an employment agreement between the Corporation and the Participant. Any terms used in the Notice and these Terms, but defined in an employment agreement between the Corporation and the Participant are incorporated into the Notice and these Terms by reference and shall be effective without regard to the continued effectiveness of such employment agreement.
     1. Grant of Restricted Stock. Pursuant to one or more Notices of Grant, the Corporation has granted to the Participant designated in such Notice, subject to the terms and conditions herein set forth, that number of shares of the Corporation’s Common Stock as set forth in the Notice (the “Restricted Stock”).
     2. Terms and Conditions. The Restricted Stock is subject to the following terms and conditions:
          (a) Limited Nontransferability. Prior to the date that the Restricted Period expires, Restricted Stock shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution (the “Restrictions”).
          (b) Restrictions and Lapse of Restrictions. The “Restricted Period” is the period beginning on the Grant Date and ending in accordance with the schedule and vesting provisions set forth in the applicable Notice. Subject to the provisions contained in Paragraph 5, the Restricted Stock shall be deemed vested and no longer subject to forfeiture, and the Restrictions shall lapse, upon expiration of the Restricted Period. Notwithstanding any provision of these Terms to the contrary, the Committee shall have discretion under Section 7.4 of the Plan to waive any forfeiture of the Restricted Stock, the Restricted Period and any other conditions set forth in these Terms.
          (c) Committee Discretion. Notwithstanding any provisions of the Notice or these terms, the Committee may at any time, at its sole discretion, modify or extend a Restricted Stock Award or accelerate the time at which any or all Restrictions will lapse or remove any and all such Restrictions.
          (d) Regulatory Restrictions. Notwithstanding any other provision of these Terms, the obligation of the Corporation to issue Restricted Stock under any Notice and these Terms shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Corporation reserves the right to restrict, in whole or in part, the delivery of the Restricted Stock pursuant to any Notice and these Terms prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
     3. No Right to Employment or Service. Nothing in the Notice or these Terms will confer upon the Participant any right to continue in the employ or service of the Corporation or any of its subsidiaries or affect the right of the Corporation to terminate the employment or service of the Participant at any time.
     4. Dividends/Distributions. The Corporation shall pay to the Participant any dividends or other distributions payable with respect to the Restricted Stock, notwithstanding the Restrictions, from and after the Grant Date but not beyond the date of any forfeiture thereof pursuant to the provisions of Notice.
     5. Withholding. To the extent the Participant is subject to any federal, state or local tax withholding requirements, the Participant agrees to make arrangements satisfactory to the Corporation to comply with any such requirements that may apply upon the lapse of the Restrictions on the Restricted Stock. The Participant will be entitled to elect to satisfy his tax withholding obligation by the withholding by the Corporation, at the appropriate time, of shares of the Corporation’s Common Stock from the Restricted Stock in a number sufficient, based upon the fair market value (as defined below) of such Common Stock on the relevant date or by tendering shares already owned by the Participant to satisfy such tax withholding requirements. For purposes of this Agreement, “fair market value” means, as of any given date, the closing price of the Corporation’s Common Stock on such date as quoted in the NYSE Composite Transactions Report in the Wall Street Journal. If there were no sales reported as of a particular date, fair market value will be computed as of the last date preceding such date on which a sale was reported.

     6. Delivery of Certificates. The Corporation does not intend to issue stock certificates for the shares referenced in paragraph 1. The shares of common stock will exist in book entry format with American Stock Transfer and Trust Company (the Company’s transfer agent) or any successor transfer agent chosen by the Corporation. Once the Restrictions lapse, the following delivery alternatives will be available to the Participant through the Corporate Secretary of the Corporation:
(a)	Hold the shares in the Direct Registration System (DRS) maintained by the transfer agent;

(b)	Request the transfer agent send a certificate for the unrestricted shares;

(c)	Request the transfer agent send the shares electronically to a brokerage account designated by Participant.
     7. Consent to Jurisdiction and Service of Process. In the event of any dispute, controversy or claim between the Company and the Participant arising out of or relating to the interpretation, application or enforcement of the provisions of the Plan, these Terms and any related Notice, the Company and the Participant agree and consent to the personal jurisdiction of the state and local courts of Duval County, Florida and the United States District Court for the Middle District of Florida — Jacksonville Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with the Plan, these Terms and any related Notice. The Company and the Participant also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Participant at his or her last known address as reflected in the Company’s records.
     8. Anti-Dilution Adjustments and Provisions. The Corporation hereby confirms that the provisions of Article 11 of the Plan shall apply to the Restricted Stock prior to the expiration of the applicable Restricted Period and such Restricted Stock shall be subject to equitable adjustments as determined in the sole discretion of the Committee.
     9. Miscellaneous.
          (a) Each Notice and these Terms shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of these Terms are not part of the provisions hereof and shall have no force or effect. Each Notice or these Terms may not be amended or modified otherwise than by a written agreement executed by the Participant and the Corporation or their respective successors and legal representatives.
          (b) Each Notice, these Terms, and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. In the event of any inconsistency between the provisions of these Terms and the provisions of any Notice or the Plan, the provisions of the Notice or the Plan, as applicable, shall govern.
          (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by overnight mail, addressed as follows:

If to the Employee to:	If to the Corporation to:

«Name»	Florida East Coast Industries, Inc
«Address1»	10151 Deerwood Park Blvd.,
«City», «State» «PostalCode»	Building 100, Suite 350 Jacksonville, FL 32256 Attn: Corporate Secretary Facsimile: 904-996-2839
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (e) The Participant’s or the Corporation’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Participant or the Corporation may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) The Participant agrees, upon demand of the Corporation, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation to implement the provisions and purposes of the Notice, the Terms and the Plan.

FLORIDA EAST COAST INDUSTRIES, INC.

By:

Chairman & Chief Executive Officer

6